Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE Monday August 2, 2004	SYMBOL: AIH TRADED: AMEX

ABLEST REPORTS SECOND QUARTER AND FIRST HALF RESULTS

     CLEARWATER, Fla., August 2 — Ablest Inc. today announced that fiscal second quarter 2004 revenues were $26.8 million, an increase of 10.6 percent compared to revenues of $24.3 million for the similar period in 2003. Net income was $230,000 or eight cents per basic and diluted share for the quarter compared with a net loss of $72,000 or three cents per basic and diluted share in the second quarter of 2003. Comparatively, last year’s second quarter results were negatively impacted by a $600,000 increase in the company’s reserves for workers’ compensation claims.

     Revenues for the first six months of fiscal 2004 increased 10.7 percent to $52.6 million from $47.5 million in the corresponding period of the prior year. For the six months ended June 27, 2004, the company reported a net loss of $211,000 or seven cents per basic and diluted share compared to the first half of 2003 when the company reported a net loss of $141,000 or five cents per share. For the first six months of 2004, worker’s compensation costs were 3.7 percent of revenues as compared to 3.6 percent in the first six months of 2003.

     Kurt R. Moore, president and chief executive officer, said, “Staffing requirements increased from most of our existing large client companies, including both light industrial and clerical customers. In addition, revenue from new clients contributed to our higher volume and expanded our client base.”

     “Overall, the demand for staffing industry jobs increased further in the second quarter,” Mr. Moore added. “We continue to capitalize on growth opportunities presented by the economic environment. We are successfully generating new accounts while supporting current customers with our service-oriented operating culture. During the second quarter, we also opened two locations in new markets.”

     Mr. Moore said, “We continue to work closely on initiatives to manage workers’ compensation and unemployment insurance costs. SG&A expenses for the quarter, at 15.9% of revenue, were flat on a percentage basis with the prior year. Our financial condition remains healthy with no debt.”

     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 48 locations in the Eastern and Southwestern United States.

MORE . . .

PAGE 2 / ABLEST REPORTS SECOND QUARTER AND FIRST HALF RESULTS

     Certain statements contained in this news release, including statements regarding anticipated improvement in economic conditions and trends in worker’s compensation claims, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as such term is defined in The Private Securities Litigation Reform Act of 1995, as amended). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, changes in general economic conditions and unforeseen events impacting new worker’s compensation claims, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including its periodic reports on Forms 10-K and 10-Q.

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	Thirteen Week		Twenty-six Week
	Period Ended		Period Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
Net service revenues	$26,827	$24,264	$52,597	$47,503
Cost of services	22,203	20,550	44,344	39,666

Gross profit	4,624	3,714	8,253	7,837
Selling, general and administrative expenses	4,258	3,830	8,595	8,075

Operating income (loss)	366	(116)	(342)	(238)
Other:
Interest income (expense), net	—	(17)	2	(22)
Miscellaneous, net	6	17	1	33

Other income (loss)	6	—	3	11

Income (loss) before income taxes	372	(116)	(339)	(227)
Income tax expense (benefit)	142	(44)	(128)	(86)

Net income (loss)	$230	$(72)	$(211)	$(141)

Basic net income (loss) per common share	$0.08	$(0.03)	$(0.07)	$(0.05)

Diluted net income (loss) per common share	$0.08	$(0.03)	$(0.07)	$(0.05)

Weighted average number of common shares used in computing net income (loss) per common share
Basic	2,840,443	2,868,381	2,838,197	2,864,845
Diluted	2,918,708	2,868,381	2,913,641	2,864,845

MORE . . .

PAGE 3 / ABLEST REPORTS SECOND QUARTER AND FIRST HALF RESULTS

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	June 27, 2004	December 28, 2003
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,410	$1,614
Accounts receivable, net	12,621	13,778
Prepaid expenses and other current assets	344	213
Current deferred tax asset	1,239	1,085

Total current assets	16,614	16,690
Property, plant and equipment, net	616	647
Deferred tax asset	3,920	3,920
Goodwill, net	1,283	1,283
Other assets	38	39

Total assets	$22,471	$22,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$479	$326
Accrued expenses and other current liabilities	4,273	4,438

Total current liabilities	4,752	4,764
Other liabilities	48	89

Total liabilities	4,800	4,853

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at June 27, 2004 and December 28, 2003	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,334,344 and 3,308,929 shares issued and outstanding including shares held in treasury at June 27, 2004 and December 28, 2003, respectively	167	165
Additional paid-in capital	5,172	5,018
Retained earnings	14,442	14,653
Treasury stock at cost; 457,729 shares held at June 27, 2004 and December 28, 2003	(2,110)	(2,110)

Total stockholders’ equity	17,671	17,726

Total liabilities and stockholders’ equity	$22,471	$22,579

SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer, 727-299-1200 or vlombardo@ablest.com/